Exhibit 4a

Form of Subscription Agreement

Thank you for contributing data to LunaDNA! To be issued shares in LunaDNA in exchange for your data contribution, you will need to complete the following Subscription Agreement. You may choose to complete the Subscription Agreement at a later time, in which case you will not be issued LunaDNA Shares for your contributed data until that time, subject to the availability of Shares at that time; however, in the meantime, you will still have granted us permission to use your contributed data per our Data Consent and Protection Policy. You will be able to download a fully executed copy of this Subscription Agreement in your Settings.

The number of shares of LunaDNA issuable for data contributions is defined in our Shares per Data Type Table, and is based on the type of eligible genomic, health, or medical information that you, the investor, contribute to LunaDNA, subject to our Data Consent and Protection Policy. For example, contribution of an initial DNA microarray file is worth 50 shares.

This Subscription Agreement, dated [auto-populate by system], by and between you and LunaDNA, LLC (“LunaDNA”) relates to your contribution of [auto-populate by system - data type(s) just shared] valued at [#shares - auto-populated from system based on current version of share table] shares in LunaDNA (the “Shares”).

Please complete the information below for the member to whom the shares will be registered, or confirm it is still accurate, and click “I accept”, once you have read the entire Subscription Agreement.

Full Name

Email Address	Phone Number

Address Line 1*	Address Line 2

City*	State/Province/Region*

Postal Code*	Country*

LunaDNA may not sell Shares to you if the aggregate purchase price for the Shares, together with all shares you have previously purchased in this offering, is more than 10% of the greater of your annual income or net worth. LunaDNA is relying on your representations and warranties set forth in the Subscription Agreement below and the other information provided by you in connection with this offering to determine compliance with this requirement.

LunaDNA reserves the right in its sole discretion and for any reason whatsoever to modify, amend or withdraw all or a portion of the offering or to accept or reject in whole or in part any prospective investment in the Shares or to allot to any prospective investor less than the amount of Shares that investor desires to purchase.

You hereby make, confirm, and agree to all of the following representations with the full knowledge that LunaDNA and its affiliates are expressly relying on your representations to make a decision to accept or reject this Subscription Agreement.

1.

You understand that LunaDNA reserves the right, in its sole discretion, to accept or reject your subscription, in whole or in part, for any reason whatsoever (provided that if any contributed data is not accepted in exchange for Shares, LunaDNA will delete the contributed data).

2.	You are legally competent to enter into this Subscription Agreement and to agree to the terms and conditions hereof, including LunaDNA’s Operating Agreement (as defined below).

3.

You are acquiring the Shares for your own account. You understand that the Shares have not been registered under the Securities Act of 1933, as amended, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon your representations contained in this Subscription Agreement.

4.	You have read the Offering Statement for the offering of LunaDNA Shares.

5.	You have read the LunaDNA Data Consent and Protection Policy.

6.

You have read LunaDNA’s Limited Liability Company Agreement (the “Operating Agreement”) attached as Exhibit 2(b) to the Offering Statement, and accept the terms and conditions thereof, as a condition to the purchase of Shares made hereunder. If you are not already a member of LunaDNA, your signature to this Subscription Agreement also constitutes your signature and agreement to be bound by the Operating Agreement.

7.	You acknowledge that the Shares are not transferable, except as may be required by law, and that there is no, and will be no, public market for the Shares.

8.

The genomic, health, or medical data you are contributing to LunaDNA in exchange for Shares (the “Contributed Data”) (A) is your own data (e.g., if it is genomic data, it is of your DNA, or if medical or health data, is it about you), (B) is the type of data which you have indicated when uploading it to LunaDNA and otherwise conforms to LunaDNA’s specifications for that type of data notified to you at the time of uploading it, (C) is true and complete, and (D) has not been altered by you or, to your knowledge, by anyone else, since it has been generated or prepared.

9.	You have the full right and authority to contribute the Contributed Data to LunaDNA on the terms set forth in this Subscription Agreement.

10.	You are not acting as an agent, representative, intermediary or nominee for any other individual or entity.

11.	You are a citizen or resident of, and currently located within the jurisdiction of, the United States.

12.	Your information which you provided in this Agreement shall survive your investment in LunaDNA.

13.

No person or entity has any claims for brokerage commission, finders’ fees or similar compensation in connection with the transactions contemplated by this Subscription Agreement or related documents based on any arrangement or agreement binding upon you.

By making the foregoing representations you have not waived any right of action you may have under federal or state securities law. Any such waiver would be unenforceable. LunaDNA may assert your foregoing representations as a defense in any subsequent litigation where it would be relevant. This Subscription Agreement and all rights hereunder will be governed by, and interpreted in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws.

You and LunaDNA each consents and agrees that your electronic signature to this Subscription Agreement constitutes your valid signature, acceptance and agreement as if actually signed by you in writing, and your electronic signature is the legal equivalent of your manual signature, that no certification authority or other third party verification is necessary to validate your electronic signature, and the lack of such a certification or verification will not in any way affect the enforceability of your signature or resulting contract between you and LunaDNA, and that electronic signature executed in conjunction with the electronic submission of this Subscription Agreement will be legally binding and this transaction will be considered legally authorized by you.

You and LunaDNA each hereby further agrees that all current and future communications regarding this Subscription Agreement, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or in your LunaDNA member profile settings without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties.

If any such electronically sent communication fails to be received for any reason, including because any communication is diverted to the recipient’s spam filters by the recipient’s email service provider, or due to the recipient’s change of email address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received.

No paper or other physical documents will be sent to you, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

You and LunaDNA acknowledge and agree that this Subscription Agreement constitutes a joinder to the Operating Agreement, and by execution hereof, you agree to be bound by all of the terms and conditions of the Operating Agreement as a “member” (as that term is used in the Operating Agreement), including the power of attorney granted in Section 10.10 thereof. You further agree that the terms and provisions of Section 10.2 (Mandatory Arbitration); 10.8 (Jurisdiction; Venue; Service of Process); 10.11 (Execution in Counterparts); and 10.16 (Entire Agreement) of the Operating Agreement will apply to this Subscription Agreement, as if the same were set forth herein in their entirety. You may not transfer or assign this Subscription Agreement, the Operating Agreement or any Shares to any other person or entity, in whole or in part. None of the provisions of this Subscription Agreement may be waived, changed or terminated orally or otherwise, except as specifically set forth herein or except by a writing signed by you and LunaDNA.

Form of LunaDNA Consent

Consent Agreement

Sharing Genomic, Health, or Medical Data to the LunaDNA Platform Means Consenting to Share Your De-Identified Aggregate Data for Ethical Research

This platform is part of a novel endeavor to give individuals a way to exert their right to control their own data, to speed up research on the things that matter to them, to share in the value created from that research, and to ultimately find avenues to better health. This agreement includes the elements of consent as required by major oversight bodies.

In this Agreement with LunaPBC, the public benefit corporation that owns and manages this platform, we refer to genomic data (that is, data about your genes, or DNA) and medical or health data (for example, medications, allergies, surveys, health records, information collected by integrated apps and devices) as Shared Data.

We refer to any personal information (for example, your name, contact information, payment information) as Personal Data. Personal Data does not include your Shared Data.

By sharing any Personal Data or Shared Data into this platform, you agree to and consent to the use of that data as set forth in this LunaDNA Agreement and in our Privacy Policy. The Privacy Policy contains further detail on many of the concepts in this LunaDNA Consent, and we urge you to read it in full.

Key Policies

1.

All research studies in LunaDNA will have oversight consistent with human research protection regulations in various countries. This oversight assures, both in advance and by periodic review, that appropriate steps are taken to protect the rights and welfare of individuals participating in research.

2.

Shared Data is de-identified and aggregated before being made available to researchers. To make meaningful discoveries that improve health and quality of life, researchers need millions of participants sharing genomic, medical and health data. To protect your privacy, we separate your Shared Data from your Personal Data. We refer to the separation of your Personal Data from your Shared Data as de-identifying your Shared Data. Your Shared Data is then combined, or aggregated, with the entire pool of de-identified Shared Data of our community, to create a searchable database to power research and discovery.

LunaDNA and researchers (including our manager, LunaPBC) may perform population-

level searches based on a pre-defined and approved study design. We refer to these searches as queries. The results of a study-linked query will include a list containing de-identified data file identification numbers of members whose Shared Data is a match for the query. Based on these results, a subset of aggregated, de-identified Shared Data is populated in a private, secured compute environment controlled by LunaDNA, which we refer to as a sandbox, in order to complete the analysis required by the study design.

In the event of a change in control or ownership of LunaDNA or our manager, LunaPBC, the new controlling or owning party will have the same rights to your Shared Data as provided in this Consent Agreement as LunaDNA and LunaPBC have.

3.

Your data is owned by you. You may revoke your consent at any time. At any time after you provide Shared Data or Personal Data to LunaDNA, you can decide to revoke your consent, purge some or all of your data, and even delete your account completely from our databases. If you revoke your consent or delete your account, your data will be permanently removed, or purged, from our database (subject to retaining an archival copy if, and for so long as, required by law), and this Consent Agreement relating to that data will automatically terminate. If you choose to purge some or all of your data, LunaDNA will immediately prevent that data from being found in any new queries for researchers. LunaDNA will also determine if your Shared Data is at that time available to any researchers in a sandbox.

The process to remove your Shared Data from all relevant sandboxes may take up to 30 days. Once your Shared Data is removed from the sandbox(es), the researchers may be able to determine that a subset of the data previously available to them has been removed and may be able to determine a specific data file identification number associated with data that was removed. This data file identification number does not include your name or other Personal Data. It is possible that a researcher will have created a record of your data file identification number or of aggregated data including your Shared Data that was available in the researcher’s sandbox area prior to your revocation of consent or purging of relevant Shared Data. Any research that has been completed or published using your Shared Data prior to you revoking your consent for the use of that data or purging that data from our database will not be affected by your decision to purge data or revoke consent.

4.

You can opt-in or opt-out to participate directly in research studies. As a member, you may opt-in to learn about specific studies where the researcher may require direct participation of a Member. Once you’ve evaluated such a request you may choose to participate directly in research studies.

If you opt-in, a researcher may invite you to participate directly in a research study using an automated process which does not grant the researcher access to any of your Personal Data. In other words, even if you opt-in to learning about research studies, you will remain anonymous to the interested researcher unless you agree to participate in the study and share your identity.

You can opt-in or opt-out of being contacted for such participation during your registration or at any time in settings. You will be able to access these settings after completing the sign-up process. The default selection is opt-out (or “no”). If you choose to opt-in, you will need to manually update this selection.

5.

You can opt-in or opt-out to receive communications from any Communities you join in LunaDNA. As a member, you have the option to join Communities within LunaDNA (e.g. registries, health groups, etc.). If you choose to opt-in to communications from a Community you join, you are agreeing to allow the Community to contact you using the same automated process used by researchers (see #4 above).

What studies will LunaDNA support?

Our manager, LunaPBC, intends to contract with researchers to query the LunaDNA platform for research and discovery studies. These studies may focus on specific diseases or conditions (for example, diabetes, cardiovascular disease), wellness, and longevity (that is, preventing disease and living longer lives). As noted above, researchers conducting these studies will be provided access only to the de-identified, aggregated Shared Data associated with results of their queries. They will not have direct access to your Personal Data without your explicit acceptance.

What can I do to contribute more to the LunaDNA community?

People’s health and environment changes over time. One of LunaDNA’s goals is to help and encourage you and other members to remain active in research by contributing more Shared Data over time. LunaPBC will inform LunaDNA members of ongoing studies powered by our members’ data, which will help you see the value created through member contributions towards improving health and quality of life. To further our community’s goal, we encourage you to regularly contribute Shared Data with LunaDNA and to check-in periodically to learn about how your Shared Data is making a difference.

Risks and Benefits to Consider

Sharing your data with LunaDNA has some risks that you should understand. We make significant efforts to protect against these risks. However, it’s still important for you to know about them.

By opting in to receive invitations to engage directly with researchers, you may directly or indirectly learn information about your genetic or lifestyle risk for certain diseases or conditions that you were unaware of previously. For example, a researcher may be recruiting participants for a breast cancer study. Even though the researcher’s interest in your data does not necessarily mean you have or are at increased risk for breast cancer, it may cause you to have concerns about whether or not they selected your data based on something they know about you and breast cancer. You will need to decide if this is information you are interested in potentially learning or thinking about yourself. Some of this information could also be relevant to your family because people with the same parents and ancestors may share genetic risk factors (that is, changes in or attributes of your DNA that may cause a disease or condition either now or in the future). If you do not want to learn this type of information, you should opt-out of receiving invitations from LunaDNA to engage directly with research partners in your profile page.

Protecting the privacy and security of your Shared Data and Personal Data is foundational to LunaDNA. We strive to apply the industry’s best practices and state-of-the-art technology to protect your information, including those identified under “Security & Privacy Measures” in our Privacy Policy. But neither we, nor anyone else, can completely guarantee the long-term security of data. While we have implemented numerous precautions and protections intended to avoid the potential for researchers or other third parties to learn the identity of you or any other community member who contributed Shared Data to us, we cannot provide an absolute assurance that a researcher or other third party, including hackers, will never be able to circumvent our safeguards and learn or verify your identity or some or all of your contributed data. We know that, especially when your genomic information is included, it is possible for you to be re-identified. We will monitor the effectiveness of our security procedures to identify and resolve any discovered threats of de-identification and use reasonable technical, physical, and administrative controls to protect Personal Data and Shared Data from unauthorized access or disclosure and to ensure the appropriate use of this information.

Changes to This Consent Agreement

LunaDNA cannot foresee all of the potential applications of the data we collect, particularly in a rapidly developing field such as genomics and medical research. Therefore, except as indicated below, LunaDNA reserves the right to update this Consent Agreement from time-to-time. Before implementing any changes, LunaDNA will first notify you of the proposed changes at least 30 days before their effectiveness to provide you with the opportunity to revoke this LunaDNA consent, purge some or all of your data, or even delete your account completely from our databases if you do not want your data to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you agree that you will be bound by the new terms when they become effective. None of the changes to this Consent Agreement may, without your explicit consent, adversely affect your basic right to revoke this LunaDNA consent, to purge some or all of your data, or to delete your account completely from our databases.

You are responsible for ensuring that your contact information (i.e., email listed on your profile page) remains up to date and valid.

Without limiting the prior paragraph, this Consent Agreement (including the Privacy Policy in its current form) applies to both current and prior contributions of Shared Data or Personal Data, and to the extent it is inconsistent with any prior Consent Agreement you have signed (including the Privacy Policy provided at that time) in connection with prior Shared Data or Personal Data contributions, including any amendments to such Consent Agreement (and Privacy Policy)), you agree that this Consent Agreement (and this Privacy Policy) will govern our use of those prior data contributions after the date you sign this Consent Agreement.

By clicking “I accept”, you are agreeing to be legally bound by the above terms, including the Privacy Policy and Terms of Use. You are also agreeing to use this electronic consent form (also called eConsent) to grant your consent, with the same legal effect as if you had signed and sent us a paper form.

Accepted by [member’s username or full name if available] on [timestamp]

Form of Privacy Policy

LunaDNA Privacy Policy

Our Philosophy

•	Safeguarding the privacy and security of your Personal Data and Shared Data is of the utmost importance.

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We understand and respect the sensitive nature of the information you may provide to us, and we strive to be transparent in our collection, use and disclosure of this information and to ask for your explicit consent to share sensitive information with third parties.

•	We are committed to providing a secure, private, and safe environment for our services.

Information We Collect or You Share

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Information you share with us. When you use and access our Services you may choose to share or make available information including: Customer Data, Personal Data, and Shared Data as defined in our LunaDNA Terms of Use.

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Information we collect. We collect Web-Behavior Information via cookies and other similar tracking technologies when you use and access our Services. See our Terms of Use for more information on Services. Our Cookie Policy is defined below.

How We Share/Use Your Data

LunaDNA assembles information from you when you register an account on our Website, contribute Shared Data or Personal Data, including self-reporting information through surveys, forms, features or applications, use social media connections and features, refer contacts to us, share information through various interactions with us and our partners, and through our use of cookies and similar tracking technologies.

LunaDNA does not access, use, or share Customer Data in any way. This data is secured within the Customer’s sandbox, and only available for the specific Customer’s use.

LunaDNA accesses Shared Data and/or Personal Data as follows:

1.

Population-level Research. Luna DNA’s Manager, LunaPBC, Inc. (which we refer to as LunaPBC) or an approved and contracted Customer (e.g. researcher) may perform population-level searches based on a pre-defined study design. We refer to these searches as queries. Based on the results of a query, a subset of aggregated, de-identified Shared Data is populated in a private, secured compute environment controlled by LunaDNA, which we refer to as a sandbox, in order to complete the analysis required by the study design. This population-level research may have various purposes including the advancement of genomic science and identifying links between genomics and disease or other conditions. Researchers will be able to associate your Shared Data with a unique data file identification number that is independent from your Personal Data. Your Personal Data will not be viewable in any of the above activities.

2.

Research or Community Inquiries. In some situations, a Customer (e.g., a researcher or community administrator) may want to contact Members directly, for example for clinical trial recruitment or to inform Members of new community resources. Members’ preference whether to receive these invitations (which we call opt-in) can be turned on or off within your account settings page. For those who opt-in LunaDNA enables this contact via an automated process, which allows the Customer to invite you into a direct communication but does not grant them access to any of your Personal Data or individual Shared Data. It is then your choice whether you will engage in direct contact with the Customer or not. The invitation list is typically determined by LunaDNA or the Customer querying our platform, using the unique data file identification number linked to your Shared Data, and based on specific query parameters defined by the researcher or contracted third party.

3.

Member Inquiries. In some situations, a Member may want to contact Customers directly, for example to inquire about upcoming community events or studies. A Customer’s preference whether to receive these invitations (which we call opt-in) can be turned on or off within its account settings page. For those who opt-in, LunaDNA enables this contact via an automated process, which allows the Member to invite the Customer into a direct communication but does not grant the Customer access to any of the Member’s Personal Data.

4.

LunaDNA Communications. LunaDNA or LunaPBC may contact you about your account and any relevant information about our Services. You can set your preferences for receiving these communications in your account settings.

5.

Advertising. LunaDNA may display advertisements to you on our website. Your preference whether to receive these advertisements (which we call opt-in) can be turned on or off within your account settings page or on your home page. If we select any advertisement for you based on information that LunaDNA has collected about you, we will display it in such a way that neither LunaDNA nor the advertiser will know which particular Members or Customers have received the advertisement; however, you may identify yourself to such an advertiser by answering or otherwise responding to the advertisement. These advertisements will be chosen because LunaPBC believes that they will create value for you. Advertisements may be targeted for you based on information that LunaDNA collects about you, including communications between you and LunaDNA that are administrative in nature or by tracking your website usage using cookies (please see our Cookie Policy below). LunaDNA will target advertisements to you based on your Shared Data only if you provide further permission to us for doing so.

6.

Improving LunaDNA Services. LunaDNA may use information it collects to improve its services, for example, improving the design and structure of our website or databases; to detect, prevent, or otherwise address fraud, security, or technical issues; and to protect against harm to the rights, property or safety of LunaDNA or our affiliates or members.

7.

As Required By Law. LunaDNA may use or disclose any information it collects as required by law or legal process, for example, in responding to a court-issued subpoena. However, we believe the steps LunaDNA takes to protect your information, such as its de-identified data segregation architecture, which does not allow for re-identification of Shared Data without the consent of the contributing member, provides substantial protection to our members in these situations. Where allowed by law or legal process and where reasonably possible, we will notify you in advance of any such proposed use or disclosure of your data.

8.

Enforcement of Agreements. LunaDNA may use your data to enforce our Terms of Use, any member Subscription Agreement, or our Operating Agreement, including in each case investigations of potential violations.

Security & Privacy Measures

LunaDNA takes the security and privacy of your data very seriously. LunaDNA uses technical, physical, and administrative controls designed to protect member Personal Data and Shared Data from unauthorized access or disclosure and to regulate the appropriate use of this information.

We take steps designed to de-identify Shared Data that is provided in a sandbox, in order to make it very difficult for a researcher to identify you based on individual pieces of information or combinations of information in your Shared Data. These steps include a policy to aggregate the Shared Data of no less than three persons in the sandboxed query result data set. Your Personal Data is separated from Shared Data, so that you cannot be reasonably re-identified as an individual by researchers given access to Shared Data for population-level research. Additionally, LunaDNA’s terms of use prohibits researchers from attempting to circumvent our steps and policies to prevent re-identification (except through our opt-in process for targeted research participation described above).

Additionally, each type of data is uniquely tagged with a sequence of characters that is determined by a one-way hash function, designed in such a way that it is extremely difficult with today’s technology to reverse engineer the given value. This disaggregated data is currently stored across separate private cloud storage sites, increasing the barriers for anyone trying to access any member’s complete data profile. LunaDNA leverages what it believes to be best-in-class HIPAA compliant infrastructure in all processes including data storage and processing (even though we are not subject to HIPAA regulations).

We protect data via safeguards such as data backups, audit controls, access controls, data encryption, data segregation by type, and account creation and login verification. Our site and application program interfaces (APIs) use Secure Socket Layer (SSL) technology to encrypt all connections to and from our site and APIs to enhance security of electronic data transmissions. Additionally, we use nationally recommended standards and processes for securing and encrypting all stored member data.

Each member will be in control of the selection and safety of his or her password. LunaDNA has put additional measures in place to assist with account security including email verification at account creation and two-factor authentication for members signing into their LunaDNA account. Data within LunaDNA may exist across international jurisdictions, but in all cases, abides by LunaDNA’s security and privacy policies.

Third Party Tools

•	Data hosting. LunaDNA uses Amazon Web Services for our cloud services.

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Health Records. LunaDNA enables you to share your Electronic Health Record (EHR) data for research. We use the Greenlight Health API Service to enable our members to connect their patient portals, and through them, their EHR data to our platform. A member authorizes the collection of EHR data through the Greenlight Health user interface within the LunaDNA platform. The Greenlight Health API service is responsible for collecting, normalizing, and collating the data and delivering it to the LunaDNA platform. You may remove the connection to your patient portal(s) and delete all of your data shared from your patient portals at any time. Greenlight Health is aligned with LunaDNA’s standards for privacy and data control. You may view their Privacy Policy at: https://web.medfusion.net/privacy-statement/mfapi. Note: Greenlight Health was formerly known as Medfusion.

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Referrals. LunaDNA enables Customers and Members to refer family and friends to LunaDNA using a service provided by FriendBuy. FriendBuy is used to provide a Non-Shared Data Service as defined in our Terms of Use. Within their Privacy Policy, you are referred to as an “End User” and your data is considered: “End User Information”. You may view their privacy Policy at: https://www.friendbuy.com/privacy/.

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LunaDNA & LunaPBC Communications. LunaDNA uses a third-party tool provided by Mailchimp to assist with communications to Customers, Members, and prospective members. Customer and Member Personal Data, e.g. email addresses, may be ingested into MailChimp into a “Distribution List” for managing communications. MailChimp is used to provide a Non-Shared Data Service as defined in our Terms of Use. To learn more about how MailChimp handles Distribution Lists, you may review their Privacy Policy at:

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LunaDNA & LunaPBC Support Tools. LunaDNA uses Freshworks software to manage our online support chat and help desk services. Freshworks enables GDPR-compliant support for all of their customers worldwide. https://www.freshworks.com/privacy/

Your Choices

As explained in our LunaDNA Consent, Members may choose at any time to revoke your consent to all of your data, purge some or all of your data, and even delete your account completely from our databases. Customers may also delete their Customer Data at any time or delete their Account dependent on any terms in their LunaPBC contract.

Cookie Policy

This cookie policy explains how LunaDNA uses cookies and similar technologies when you visit our website or any other websites, apps, pages, features, or content we own or operate and/or interact with LunaDNA online advertisements or marketing emails.

We encourage you to read the full policy so that you can understand what information is collected using cookies and how LunaDNA uses that information.

1.

What Are Cookies? Cookies are small pieces of information sent by a web server to a web browser which allows the server to uniquely identify the browser on each page. To learn more about cookies, including how you can turn them off, you can visit allaboutcookies.org.

2.	Use of Cookies on Our Website. We use cookies to collect information about your online preferences. We use the following categories of cookies on our website:

Strictly Necessary Cookies. These cookies are essential in order to enable you to navigate through our website and use its features. Without these cookies, we cannot remember your login details or otherwise keep track of any services you have requested.

Performance Cookies. These cookies collect anonymous information on how visitors use our website. For example, we currently use Google Analytics cookies to help us understand how customers arrive at our site, browse or use our site and highlight areas where we can improve areas such as navigation, data uploading experience and marketing campaigns.

Functionality Cookies. These cookies remember choices you have made, such as the country you visit our website from, your preferred language and search parameters such as size, color or product line. These can then be used to provide you with an experience more appropriate to your selections and to make your visits more tailored and pleasant.

Targeting or Advertising Cookies. These cookies collect information about your browsing habits in order to make advertising more relevant to you and your interests. They may also be used to limit the number of times you see an advert as well as help measure the effectiveness of an advertising campaign. The cookies are usually placed by third party advertising networks. They remember the websites you visit and that information is shared with other parties such as advertisers.

To learn more about advertising cookies and to control your preferences, visit https://youradchoices.com/.

Third Party Cookies. Other parties may use cookies on our website to provide services to us and the businesses that advertise on our website. For example, Google Analytics may set cookies while you are browsing our website as described above under Performance Cookies.

3.

Deleting or Blocking Cookies. You can control how they are used on your browser. To learn more about clearing and managing cookies, visit allaboutcookies.org/manage-cookies/clear-cookies-installed.html.

Minors

LunaDNA is not designed for, intended to attract, or directed toward minor children under the age of 13. Only persons age 18 or older (an “adult”) may establish an account in LunaDNA and contribute Shared Data or Personal Data on their own behalf. A parent or legal guardian (either, a “guardian”) of a person under the age of 18 (a “child”) may create and control a Member account on behalf of the child (“Minor Account”) and provide Shared Data and Personal Data for the child until the child reaches the age of 18.

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Within a Minor Account, and as long as the child remains under 18 years of age, a guardian may act on behalf of the child in such activities including but not limited to: (a) consenting via the LunaDNA consent, (b) sharing the child’s Shared Data and Personal Data, and (c) responding to research requests (if the guardian has chosen to allow such requests in the privacy settings).

•	The guardian’s contact information linked to the Minor Account is considered Personal Data associated with the guardian’s account.

•	Currently, a Minor Account is not eligible for the issuance of shares in LunaDNA.

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The guardian may choose to convert a Minor Account to an account directly in the child’s control (a “conversion”) once the child is at least 13 years of age and is eligible to act on their own behalf for sharing and controlling their personal data under relevant laws and regulations. Following a conversion, the consent for use of the child’s Shared Data is revoked unless and until the child re-consents to the LunaDNA consent on their own behalf. The guardian is responsible for confirming the child is eligible to control their own account and consent on their own behalf based on the applicable legal requirements in the jurisdiction in which they live prior to initiating a conversion.

•

If the guardian has not completed a conversion prior to the child’s 18th birthday, then upon the child’s 18th birthday, the guardian will be locked out of the child’s account, except to perform a conversion, and the consent for use of the child’s Shared Data will be revoked. Following conversion, the former child beneficiary of the account will have the option to re-consent to the LunaDNA consent on their own behalf.

•	The LunaDNA Consent Agreement details what happens when consent is revoked.

Wards

LunaDNA recognizes that some adults (18 years of age or older) may not be able to create or manage their own accounts due to health conditions or legal circumstances (i.e. they are “incapacitated”). We refer to these adults as “wards”. An individual to whom the ward has granted authority to act on their behalf, which we refer to as a caregiver-life proxy (or “caregiver”), may establish an account in LunaDNA and contribute Shared Data or Personal Data on behalf of their ward.

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Within a Ward Account, and as long as the adult remains incapacitated, a caregiver may act on behalf of the ward in such activities including but not limited to: (a) consenting via the LunaDNA consent, (b) manage the Ward’s privacy settings, (c) sharing the ward’s Shared Data and Personal Data, and (d) responding to research requests (if the caregiver has chosen to allow such requests in the privacy settings).

•	The caregiver’s contact information, linked to the Ward Account, is considered Personal Data associated with the caregiver’s account.

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The caregiver must agree to convert a Ward Account to an account directly in the ward’s control (a “conversion”) if the ward re-establishes capacity and is capable of acting on their own behalf for sharing and controlling their personal data under relevant laws and regulations. Following a conversion, the consent for use of the ward’s Shared Data is revoked unless and until the ward re-consents to the LunaDNA consent on their own behalf. The caregiver is responsible for confirming the ward is capable of controlling their own account and consent on their own behalf based on the applicable legal requirements in the jurisdiction in which they live prior to initiating a conversion.

•	The LunaDNA Consent Agreement details what happens when consent is revoked.

Contact Information

If you have any questions about our Privacy Policy, including requests for certain information by California residents regarding our disclosure of personal information to third parties for their direct marketing purposes, you may contact us at:

LunaDNA, LLC

Attention: Data Protection and Privacy

4110 Campus Point Court

San Diego, CA 92121

Email: privacy@lunadna.com

Changes to This Privacy Policy

LunaDNA cannot foresee all of the potential applications of the data we collect, particularly in a rapidly developing field such as genomics and medical research. Therefore, LunaDNA reserves the right to update this Privacy Policy from time-to-time. Before implementing any changes that involve LunaDNA’s use of your Shared Data (including any linkage of Personal Data to Shared Data), LunaDNA will first notify you of the proposed changes at least 30 days before their effectiveness to provide you with the opportunity to revoke your consent, purge some or all of your Shared Data, or even delete your account completely from our databases (as described in the LunaDNA Consent Agreement) if you do not want to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you agree that you will be bound by the new terms when they become effective.

LunaDNA reserves the right to update this Privacy Policy as it applies to Personal Data only (which therefore excludes any changes involving linkage of Personal Data to Shared Data, covered by the above paragraph) from time-to-time without advance notice. When these changes are made, LunaDNA will make a new copy of this Privacy Policy available on its website. Such changes will not apply retroactively but may be effective immediately on being made available on our website. You acknowledge and agree that if you use any of our services covered by this Privacy Policy after the effective date of the change, to the maximum extent permitted by applicable law, you agree that you will be bound by the new terms.

You are responsible for ensuring that your contact information (i.e., email listed on your profile page) remains up to date and valid.

Definitions

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Community. A group of members self-assembling inside the platform with a shared purpose, e.g. similar health condition, similar lifestyle interests, etc. The community may be supported by personnel, who are also members, to provide additional resources to the group members.

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Customer. A user on the LunaDNA platform who accesses Customer Services (e.g. researchers, community administrators, etc.) or accesses Member Services on behalf of a Member (e.g. proxy, legal guardian, etc.). It is possible for a user to be both a Customer and Member.

•	Customer Data. Any private or proprietary information that a customer chooses to import into their private, secure compute environment, also known as a “sandbox”.

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Member. A user on the LunaDNA platform who accepts the LunaDNA Consent with the intention or action of sharing data (Shared Data) on the platform. It is possible for a user to be both a Customer and Member.

•	Non-Shared Data Services. Those Services that do not involve use of Member Shared Data.

•	Personal Data. Any personal information (for example, your name, contact information, payment information). Personal Data does not include Shared Data.

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Services. Any of LunaDNA’s products, software, services, and website (including but not limited to text, graphics, images, and other material and information) as accessed from time to time by the user, regardless if the use is in connection with an account or not. Customers and Members may not have access to all of the same Services.

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Shared Data. Genomic data (that is, data about an individual’s genes, or DNA) and medical or health data (for example, medications, allergies, surveys, health records, information collected by integrated apps and devices).

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Share Holder Members. Members who hold shares in LunaDNA (which we offer to some members in exchange for rights to Shared Data). The term Share Holder Member in these Terms corresponds to the term “member” as used in LunaDNA’s Operating Agreement and Offering Circular defining the rights of Share Holder Members.